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                                                                    Exhibit 12.1

                  STATEMENT OF COMPUTATION OF UNAUDITED RATIO
                          OF EARNINGS TO FIXED CHARGES
                    (in thousands except ratio information)

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

                                                                                           Fiscal Year Ended
                                                   Quarter ended  ------------------------------------------------------------------
                                                    December 28,  September 28, September 29, September 30, October 2, September 30,
                                                        2002          2002          2001          2000         1999        1998
                                                   -------------  ------------- ------------- ------------- ---------- -------------
Earnings

Income before tax from continuing operations          141,083        444,171       339,472       244,987     101,393       234,532

Add back:
   Fixed charges                                       22,067         98,864        87,416        86,836      48,888        17,203
   Amortization of capitalized interest                                   --            --            --          --           108
                                                      -------        -------       -------       -------     -------       -------
                                                       22,067         98,864        87,416        86,836      48,888        17,311
                                                      -------        -------       -------       -------     -------       -------

Subtract:
                                                      -------        -------       -------       -------     -------       -------
   Interest capitalized                                    --             --            --            --          --           100
                                                      -------        -------       -------       -------     -------       -------
                          Total Earnings              163,150        543,035       426,888       331,823     150,281       251,743
                                                      =======        =======       =======       =======     =======       =======

Fixed charges

   Interest expense, incl. amort. exps.                26,850        116,879       102,039       102,170      72,764        41,049
   Less interest expense on strips                      5,787         21,682        17,123        17,301      25,876        25,646
                                                      -------        -------       -------       -------     -------       -------
        Interest expense excluding strips
          interest                                     21,063         95,197        84,916        84,869      46,888        15,403
   Interest capitalized                                                                                                        100
                                                      -------        -------       -------       -------     -------       -------
Interest expense including capitalized interest        21,063         95,197        84,916        84,869      46,888        15,503
Est. of interest within rental exp @ 1/3*rent exp       1,004          3,667         2,500         1,967       2,000         1,700
                                                      -------        -------       -------       -------     -------       -------
                       Total Fixed Charges             22,067         98,864        87,416        86,836      48,888        17,203
                                                      =======        =======       =======       =======     =======       =======


Ratio of earnings to fixed charges                       7.39           5.49          4.88          3.82        3.07         14.63
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